EXHIBIT 10.54
STATE AUTO FINANCIAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN
PERFORMANCE BASED
DEFERRED STOCK UNIT AWARD AGREEMENT

State Auto Financial Corporation, an Ohio corporation (the “Company”), hereby grants to the employee of the Company named herein (the “Participant”) the following Deferred Stock Unit Award (“Deferred Stock Units”) pursuant to the terms and conditions of the State Auto Financial Corporation 2017 Long-Term Incentive Plan (the “Plan”), and this Performance Based Deferred Stock Unit Award Agreement (this “Award Agreement”).

1. Name of Participant:	[•]
2. Grant Date:	[•] , 20[•] (the “Grant Date”)
3. Combined Ratio Performance Period:	The period commencing on [•] , 20[•] and ending on [•] , 20[•] (the “CR Performance Period”).
4. Stock Price Performance Period:	The period commencing on the Grant Date and ending on [•] , 20[•] (the “Stock Performance Period”).
5. Deferred Stock Units Granted:	[•]
6. Vesting:
Except as otherwise provided in this Award Agreement, the Deferred Stock Units will vest only if and to the extent that: (a) the Compensation Committee determines that the initial performance goal set forth in Section 7 of this Award Agreement (the “Initial Performance Goal”) and/or the supplemental performance goal set forth in Section 8 of this Award Agreement (the “Supplemental Performance Goal”) have been satisfied; and (b) the Participant is employed with the Company or any Affiliate on the last day of the Stock Performance Period.

7. Initial Performance Goal:
The Initial Performance Goal applicable to the Deferred Stock Units granted to the Participant pursuant to this Award Agreement shall be the Company’s combined ratio (the “Combined Ratio”).
At the end of the CR Performance Period, if the average Combined Ratio, during any four (4) consecutive quarters during the CR Performance Period, was never equal to or lower than   [•]   then none of the Deferred Stock Units will vest pursuant to this Section 7 of this Award Agreement. If, at the end of the CR Performance Period, the average Combined Ratio, during any four (4) consecutive quarters during the CR Performance Period, was equal to or lower than   [•]  , then the Deferred Stock Units will vest in accordance with the following schedule using the average Combined Ratio of the four (4) consecutive quarters during the CR Performance Period with the lowest Combined Ratio:

Four (4) Consecutive Quarter Average Combined Ratio ___ ___ ___ ___ ___	Number of Deferred Stock Units as to which Participant is Vested ______ ______ ______ ______ ______
For Combined Ratio results between the levels designated in the schedule contained in this Section 7 of this Award Agreement, the Deferred Stock Units will vest on a prorated basis between such levels.

8. Supplemental Performance Goal:
The Supplemental Performance Goal, the compound annual growth rate of the Company’s Stock price during the Stock Performance Period (the “CAGR”), will only be applicable if any Deferred Stock Units remain unvested after the Compensation Committee applies the provisions of Section 7 of this Award Agreement. To the extent that the Supplemental Performance Goal is applicable, the Deferred Stock Units will vest in accordance with the following schedule, based on the CAGR, comparing (a) the closing price of the Company Stock on the Grant Date to (b) the closing price of the Company Stock for the ten (10) consecutive trading days during the last calendar month of the Stock Performance Period which yields the highest closing price:

CAGR % % % %	Number of Deferred Stock Units as to which Participant is Vested (not to exceed Deferred Stock Units Granted) _____ _____ _____ _____

For CAGR between the levels designated in the schedule contained in this Section 8 of this Award Agreement, the Deferred Stock Units will vest on a prorated basis between such levels.
Notwithstanding any provision contained herein, after applying the provisions of Section 7 of this Award Agreement and the provisions of this Section 8 of this Award Agreement, (a) the number of Deferred Stock Units that vest under the provisions of this Section 8 will represent the minimum number of Deferred Stock Units that will become vested under this Award Agreement; and (b) the Participant may not vest in more than the total number of Deferred Stock Units granted under this Award Agreement.

9. Death or Disability:
If the Participant’s employment with the Company or any Affiliate terminates by reason of the Participant’s death or Disability before the end of the Stock Performance Period, then, notwithstanding any provision contained in this Award Agreement, the Deferred Stock Units granted under this Award Agreement shall become vested as of the date of the Participant’s death or Disability. Such vested Deferred Stock Units will be settled in the manner described in Section 13 of this Award Agreement; provided, that, the Deferred Stock Units will be settled no later than the 15th day of the third month following the end of the calendar year in which the Participant’s death or Disability occurs.

10. Retirement:
If the Participant’s employment with the Company or any Affiliate is terminated by reason of the Participant’s Retirement before the end of the Stock Performance Period, then, notwithstanding any provision contained in this Award Agreement, the Deferred Stock Units granted under this Award Agreement shall become vested in accordance with the provisions of Sections 6, 7 and 8 of this Award Agreement; provided, that, for this purpose, the Participant will be deemed to have been employed by the Company or an Affiliate on the last day of the Stock Performance Period. Such Deferred Stock Units will be settled at the time and in the manner described in Section 13 of this Award Agreement.

11. Termination of Employment for any Reason Other than Retirement, Death or Disability:
If the Participant’s employment with the Company or any Affiliate terminates for any reason other than the Participant’s Retirement, death or Disability before the last day of the Stock Performance Period, then all Deferred Stock Units granted under this Award Agreement will be forfeited as of the date of the Participant’s termination of employment.

12. Change in Control:
Notwithstanding the provisions of Section 6 of this Award Agreement, in the event of a Change in Control prior to the end of the Stock Performance Period, all Deferred Stock Units granted under this Award Agreement will vest on the date of such Change in Control if the successor entity to the Company does not, as part of the Change in Control, assume the Award of Deferred Stock Units under this Award Agreement. In the event that the successor entity to the Company assumes the Award of Deferred Stock Units under this Award Agreement as part of the Change in Control, the Deferred Stock Units granted under this Award Agreement will vest upon the earlier of (a) the date provided under Section 6 of this Award Agreement to the extent determined pursuant to the provisions of Sections 7 and 8 of this Award Agreement; or (b) on the date of the Participant’s termination of employment for any reason, with respect to the total number of Deferred Stock Units granted under this Award Agreement.

13. Settlement:
At the time that any of the Deferred Stock Units vest pursuant to either Section 6 or any other section of this Award Agreement, the Participant will receive one (1) share of Stock for each Deferred Stock Unit that vests. Deferred Stock Units settled under this Award Agreement are intended to be exempt from Section 409A under the exemption for short term deferrals. Accordingly, Deferred Stock Units will be settled in shares of Stock no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the Deferred Stock Units vest.

14. Dividend Equivalent Payments:
If, during the period beginning on the Grant Date and ending on the date on which any Deferred Stock Units are to be settled pursuant to the applicable provisions of this Award Agreement (the “Applicable Dividend Period”), the Company pays any dividends in cash with respect to the outstanding shares of Stock (a “Cash Dividend”), then, upon the settlement of vested Deferred Stock Units, the Participant shall also be entitled to receive a cash payment in an amount equal to the product of (a) the number of shares of Stock to be issued upon such settlement of the Deferred Stock Units; and (b) the aggregate amount of the Cash Dividends paid per share of Stock during the Applicable Dividend Period (the “Dividend Equivalents”). Such Dividend Equivalents will be payable by the Company at the same time as the Deferred Stock Units to which they relate are settled pursuant to the applicable provisions of this Award Agreement.
If during the Applicable Dividend Period the Company pays any dividends in shares of Stock with respect to the outstanding shares of Stock, then, the Company will increase the number of Deferred Stock Units granted hereunder by an amount equal to the product of (a) the number of shares of Stock to be issued in exchange for the then outstanding Deferred Stock Units; and (b) the number of shares of Stock paid by the Company per share of Stock (collectively, the “Stock Dividend Deferred Stock Units”). Each Stock Dividend Deferred Stock Unit will be subject to the same terms and conditions applicable to the Deferred Stock Unit for which such Stock Dividend Deferred Stock Unit was awarded and will be settled pursuant to the applicable provisions of this Award Agreement at the same time and on the same basis as such Deferred Stock Unit.

15. Conditions:
The Company’s obligation to deliver shares of Stock upon the settlement of a vested Deferred Stock Unit is subject to the satisfaction of the following conditions: (a) the Participant is not, at the time of settlement, in material breach of any of his or her obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (b) no preliminary or permanent injunction or other order against the delivery of the shares of Stock issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (c) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the shares of Stock or payment, as appropriate; and (d) the Participant shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

16. Shareholder Rights:
Except as otherwise provided in this Award Agreement, the Participant shall have none of the rights of a shareholder with respect to the shares of Stock underlying the Deferred Stock Units, until the Participant becomes the recordholder of the shares of Stock underlying the Deferred Stock Units.

17. Effect of Plan:
The Deferred Stock Units are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

18. Counterparts:	This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
19. Forfeiture:
Notwithstanding any other provision of this Award Agreement, the Deferred Stock Units granted hereunder shall be subject to (a) the Forfeiture for Cause provisions contained in Section 4.7 of the Plan; and (b) any clawback or similar policy that may be implemented by the Company which is applicable to the Deferred Stock Units.

20. Effect on Other Agreements:
The parties acknowledge and agree that the provisions of this Award Agreement shall supersede any and all other agreements and rights that the Participant has under any agreements or arrangements between the Participant and the Company, whether in writing or otherwise, with respect to the matters set forth herein.

In Witness Whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, effective as of the Grant Date.

STATE AUTO FINANCIAL CORPORATION
By: ____________________________________
Name:
Title:
PARTICIPANT:

Name: